Exhibit 99.1

WEEKEND HEALTH, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

WEEKEND HEALTH, INC.

Report of Independent Auditors

To Management and the Board of Directors of WW International, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Weekend Health, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, of changes in preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

PricewaterhouseCoopers LLP, 400 Campus Drive, P.O. Box 988, Florham Park, NJ 07932

T: (973) 236 4000, www.pwc.com/us

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Florham Park, New Jersey

June 22, 2023

WEEKEND HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31, 2022 AND 2021

(IN THOUSANDS)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,104	$5,026
Receivables	220	—
Prepaid expenses and other current assets	183	10

TOTAL CURRENT ASSETS	26,507	5,036
Property and equipment, net	18	—
Capitalized software, net	487	65

TOTAL ASSETS	$27,012	$5,101

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Simple agreement for future equity notes	$—	$7,106
Accounts payable	219	39
Accrued expenses	772	9
Deferred revenue	1,045	—

TOTAL CURRENT LIABILITIES	2,036	7,154
Other liabilities	11	—

TOTAL LIABILITIES	2,047	7,154
Preferred stock, $0.00001 par value; 5,896 shares authorized and 5,883 shares issued at December 31, 2022 and 0 shares issued at December 31, 2021	45,161	—
STOCKHOLDERS’ DEFICIT
Common stock, $0.00001 par value; 16,400 shares authorized; 8,063 shares issued at December 31, 2022 and 8,580 shares issued at December 31, 2021	1	—
Accumulated deficit	(20,197)	(2,053)

TOTAL STOCKHOLDERS’ DEFICIT	(20,196)	(2,053)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$27,012	$5,101

The accompanying notes are an integral part of the consolidated financial statements.

WEEKEND HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS)

	For the year ended December 31,

	2022	2021
Revenues, net	$6,282	$—
Cost of revenues	3,605	16

Gross profit (loss)	2,677	(16)
Selling, general and administrative expenses	5,080	424

Operating loss	(2,403)	(440)
Loss on revaluation of simple agreement for future equity notes	15,078	1,606
Interest income, net	(17)	—
Other income, net	(13)	—

Loss before income taxes	(17,451)	(2,046)
Provision for income taxes	9	—

Net loss	$(17,460)	$(2,046)

Comprehensive loss	$(17,460)	$(2,046)

The accompanying notes are an integral part of the consolidated financial statements.

WEEKEND HEALTH, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS)

			Shareholders’ Deficit
	Preferred Stock		Common Stock		Accumulated

	Shares	Amount	Shares	Amount	Deficit	Total
Balance at December 31, 2020	—	$—	9,000	$—	$2	$2
Comprehensive loss	—	—	—	—	(2,046)	(2,046)
Repurchase of common stock	—	—	(420)	—	(9)	(9)

Balance at December 31, 2021	—	$—	8,580	$—	$(2,053)	$(2,053)

Comprehensive loss	—	$—	—	$—	$(17,460)	$(17,460)
Repurchase of common stock	—	—	(186)	—	—	—
Vesting of early exercise of stock options	—	—	38	1	—	1
Issuance of preferred stock	2,580	19,677	—	—	—	—
Conversion from common shares to preferred stock	369	2,850	(369)	—	(972)	(972)
Conversion of SAFE notes	2,934	22,634	—	—	—	—
Compensation expense on stock-based awards	—	—	—	—	288	288

Balance at December 31, 2022	5,883	$45,161	8,063	$1	$(20,197)	$(20,196)

The accompanying notes are an integral part of the consolidated financial statements.

WEEKEND HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS)

	For the year ended December 31,
	2022	2021
Operating activities:
Net loss	$(17,460)	$(2,046)
Adjustments to reconcile net loss to cash provided by (used for) operating activities:
Depreciation and amortization	84	—
Stock-based compensation expense	2,168	—
Loss on change in fair value of simple agreement for future equity notes	15,078	1,606
Changes in cash due to:
Receivables	(220)	—
Prepaid expenses and other current assets	(89)	(10)
Accounts payable	95	39
Accrued liabilities	631	9
Income taxes	(86)	—
Deferred revenue	1,045	—

Cash provided by (used for) operating activities	1,246	(402)

Investing activities:
Capital expenditures	(20)	—
Capitalized software expenditures	(504)	(65)

Cash used for investing activities	(524)	(65)

Financing activities:
Financing costs	(6)	(7)
Preferred stock issuances	19,900	—
Common stock issuances	12	—
Simple agreement for future equity notes issuances	450	5,500

Cash provided by financing activities	20,356	5,493

Net increase in cash and cash equivalents	21,078	5,026
Cash and cash equivalents, beginning of period	5,026	—

Cash and cash equivalents, end of period	$26,104	$5,026

Noncash cash flow disclosure:
Conversion of simple agreements for future equity notes to preferred shares	$22,185	$—
Recognition of simple agreement for future equity notes to liabilities	$15,078	$1,606
Conversion of common shares to preferred stock	$972	$—

The accompanying notes are an integral part of the consolidated financial statements.

WEEKEND HEALTH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.	Organization

Nature of Business and Organization

Weekend Health, Inc., doing business as Sequence and founded in 2021, is a Delaware corporation with its principal executive offices in San Francisco, California. Weekend Health, Inc. provides a technology powered care platform and mobile web application through its subscription-based service, which includes a comprehensive weight management program, pharmacotherapy treatment, nutrition plans, health insurance coordination services, and access to clinicians, dietitians, fitness coaches and care coordinators.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Weekend Health, Inc., and the accounts of variable interest entities of which Weekend Health, Inc. is the primary beneficiary (see “Variable Interest Entities” below) (together, “we,” “its,” “our,” “us,” “the Company,” or “Weekend Health”). The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and accounts are eliminated in consolidation.

Variable Interest Entities

The Company evaluates its ownership, contractual and other interests in entities to determine if it has any variable interest in a variable interest entity (“VIE”). These evaluations are complex, involve judgment, and the use of estimates and assumptions based on available information. If the Company determines that an entity in which it holds a contractual or ownership interest is a VIE and that Weekend Health, Inc. is the primary beneficiary, the Company consolidates such entity in its consolidated financial statements. The primary beneficiary of a VIE is the party that meets both of the following criteria: (i) has the power to make decisions that most significantly affect the economic performance of the VIE; and (ii) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. The Company performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change.

The Company operates certain clinical telehealth groups which are deemed to be Friendly-Physician Entities (“FPEs”) and due to legal requirements, the physician-owners must retain 100% of the equity interest. The Company’s agreements with FPEs generally consist of both an Administrative Service Agreement, which provide for various administrative and management services to be provided by the Company to the FPE, and Stock Transfer Restriction (“STR”) agreements with the physician-owners of the FPEs, which provide for the transition of ownership interest of the FPEs under certain conditions. The Company has the right to receive income as an ongoing management fee, which effectively absorbs all of the residual interests and can also provide financial support through loans to the FPEs. The Company has exclusive responsibility for the provision of all nonmedical services including technology and intellectual property required for the day-to-day operation and management of each of the FPEs. In addition, the STR provides that the Company has the right to designate a person(s) to purchase the equity interest of the FPE for a nominal amount in the event of a succession event at the Company’s discretion. Based on the provisions of these agreements, the Company determined that the FPEs are VIEs due to its equity holder having insufficient capital at risk, and the Company has a variable interest in the FPEs.

The contractual arrangements described above allow Weekend Health, Inc. to direct the activities that most significantly affect the economic performance of the FPEs. Accordingly, Weekend Health, Inc. is the primary beneficiary of the FPEs and consolidates the FPEs under the VIE model. Furthermore, as a direct result of nominal initial equity contributions by the physicians, the financial support the Company can provide to the FPEs (e.g., loans) and the provisions of the contractual arrangements and nominee shareholder succession arrangements described above, the interests held by noncontrolling interest holders lack economic substance and do not provide them with the ability to participate in the residual profits or losses generated by the FPEs. Therefore, all income and expenses recognized by the FPEs are consolidated by the Company. The Company does not hold interests in any VIEs for which the Company is not deemed to be the primary beneficiary.

After the elimination of intercompany transactions and balances, the net aggregated carrying value of the current VIE assets and liabilities included in the consolidated balance sheet as of December 31, 2022 was $7 and $1,045, respectively. Total revenues and operating expenses were $6,282 and $2,021, respectively, as of December 31, 2022. There was no revenue as of December 31, 2021. There were operating expenses of $16 as of December 31, 2021.

Use of Estimates

The preparation of financial statements, in conformity with GAAP, requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other factors and assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. While all available information has been considered, actual amounts could differ from these estimates. These assumptions and estimates may change as new events occur and additional information is obtained, and such future changes may have an adverse impact on the Company’s results of operations, financial position and liquidity. Significant estimates were provided for simple agreements for future equity notes, depreciation and amortization and stock-based compensation.

Cash and Cash Equivalents

Cash and cash equivalents are defined as highly liquid investments with original maturities of three months or less. Cash balances may, at times, exceed insurable amounts. The Company believes it mitigates this risk by investing in or through major financial institutions. At December 31, 2022 and December 31, 2021, cash and cash equivalents primarily consists of cash balances at the bank and within money market and mutual fund accounts.

Liquidity

For the year ended December 31, 2022, the Company generated cash flows from operations of approximately $1,246. In fiscal 2022, the Company issued 2,949 shares of Preferred Stock Series A for net aggregate cash proceeds of $19,894. In fiscal 2021, the Company issued SAFE Notes (defined below) for net aggregate cash proceeds of $5,500. As of December 31, 2022 and December 31, 2021, the Company had a cash on hand balance of $26,104 and $5,026, respectively. The Company believes it has sufficient cash to operate as a going concern for at least the next twelve months from the date the financial statements were issued.

Revenue Recognition

Contracts and Performance Obligations

The Company’s revenue is derived from contracts with customers, and the appropriate accounting treatment is determined for each contract at its inception. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. In accordance with ASC 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

The Company earns revenue from initial consultations that are conducted to determine if a prospective member is eligible to join a subscription program and from subscriptions for the Company’s science-based weight loss programs, for which it charges a fee, predominantly through monthly commitment plans and prepayment plans.

One-time initial consultation fees are recorded as revenue at the point in time control is transferred, which is when initial consultation takes place. Commitment plan revenues and prepaid subscription fees are recorded to deferred revenue and amortized into revenue on a straight-line basis as control is transferred over the period earned since these performance obligations are satisfied over time. Discounts to customers are recorded as a deduction from gross revenue in the period such revenue was recognized.

Disaggregation of Revenue

Revenue consisted of the following:

December 31, 2022
Subscriptions, net	$4,653
Initial consultations	1,629

Total revenue	$6,282

For subscription revenues, the Company can collect payment in advance of providing services. Any amounts collected in advance of services being provided are recorded in deferred revenue. In the case where amounts are not collected, but the service has been provided and the revenue has been recognized, the amounts are recorded in accounts receivable.

The ending balance of the Company’s deferred revenues at December 31, 2022 was $1,045. The Company did not have any deferred revenue at December 31, 2021.

Credit Risk

The Company’s credit risk primarily arises from trade receivables. Collateral is not required for accounts receivable. As of December 31, 2022, the Company’s payment processor represented 100% of outstanding receivables. The Company did not have any outstanding receivables at December 31, 2021.

Allowance for Doubtful Accounts

Accounts receivable are stated at the amount due from customer accounts net of allowance for doubtful accounts. The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts. Management periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of receivables previously written off, if any, are recorded when received.

The Company did not have an allowance for doubtful accounts at December 31, 2022 and December 31, 2021.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization expense is calculated using the straight-line method over the following estimated useful lives:

Description	Estimated Useful Life
Computers, equipment and software	5 years
Furniture and fixtures	7 years

When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.

Other Intangible Assets

Software development costs are accounted for in accordance ASC 350-40, “Internal-Use Software.” The Company expenses all software costs incurred during the preliminary project stage and capitalizes all internal and external direct costs of materials and services consumed in developing software once the development has reached the application development stage as Capitalized software on the consolidated balance sheets. Application development stage costs generally include software configuration, coding, installation to hardware and testing. These costs are amortized over their estimated useful life of 3 years. All costs incurred for upgrades, maintenance and enhancements, including the cost of website content, which do not result in additional functionality, are expensed as incurred.

Amortization is calculated over the estimated economic life of the software, typically three years. Amortization begins when the software is substantially completed for its intended use. Software development costs are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

The Company capitalized approximately $504 and $65 for the years ending December 31, 2022 and December 31, 2021, respectively. The Company recorded $82 in amortization for the year ended December 31, 2022 associated with capitalized internally developed software costs. There was no amortization for the year ended December 31, 2021.

Selling, General and Administrative Costs

Selling, general and administrative costs consist primarily of corporate advertising and marketing costs, professional fees, office supplies, stock-based compensation and all other administrative related expenses. General and administrative costs are expensed as incurred.

Advertising

The Company expenses the cost of advertising as incurred. For the years ended December 31, 2022 and December 31, 2021, advertising expense totaled $706 and $66, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires the use of the asset and liability method for calculating deferred taxes. Deferred tax assets and liabilities are recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, as well as for operating losses and tax credits that can be carried forward. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company also follows the guidance of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” when recognizing the tax benefits of uncertain tax positions. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the position will be sustained upon examination by taxing authorities. The amount of the benefit recognized is the largest amount that has a greater than 50% likelihood of being realized. Any uncertain tax positions that do not meet this threshold are recorded as a liability for uncertain tax benefits.

The Company’s tax returns are subject to examination by the Internal Revenue Service and other taxing authorities. The Company believes that it has adequately provided for any potential adjustments that may arise from such examinations. The Company has not identified any uncertain tax positions that would require recognition or disclosure in the financial statements as of December 31, 2022 and December 31, 2021.

Stock-Based Compensation

The Company issues stock options to employees in exchange for services and accounts for the issuance of these awards in accordance with ASC 718, Compensation – Stock Compensation. The Company’s stock options are equity-classified share-based compensation arrangements. The related compensation expenses are determined based on the grant-date fair value and recognized on a straight-line basis over their vesting period which is generally four years. Forfeitures are recognized as they occur.

Stock-based compensation totaled $288 for the year ended December 31, 2022. There were no stock-based compensation expenses for the year ended December 31, 2021.

Simple Agreement for Future Equity Notes

In 2022 and 2021, the Company entered into Simple Agreements for Future Equity Notes (“SAFE Notes”) with several third-party investors to raise capital. The SAFE Notes are not legal form debt and represent contracts of the Company’s own equity. The SAFE Notes are classified as liabilities pursuant to ASC 480 as they are redeemable for cash or other assets contingent on certain events that are outside of the Company’s control. The Company initially recognizes the SAFE Notes as liabilities at fair value and subsequently remeasures the liability at fair value at the end of each reporting period, with any change in fair value recognized in earnings.

The fair value of the SAFE Notes has been estimated using option pricing model and Monte Carlo simulation analyses. This approach incorporates the terms and properties of the SAFE Notes and accounts for the conversion of the SAFE Notes into equity.

Fair Value of Financial Instruments

The Company applies the FASB guidance for “Fair Value Measurements.” Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

Level I	inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level II	inputs are inputs (other than quoted prices included within Level I) that are observable for the asset or liability, either directly or indirectly.

Level III	inputs are unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The carrying values of the Company’s financial instruments such as cash, accounts payable, accrued expenses, and deferred revenue approximate their respective fair values because of the short-term nature of those financial instruments.

Related Party Transactions

Parties are considered to be related to Weekend Health, Inc. if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Weekend Health, Inc. Related parties also include principal stockholders of Weekend Health, Inc., its management, members of the immediate families of principal stockholders of Weekend Health, Inc. and its management and other parties with which Weekend Health, Inc. may deal where one-party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company has not identified any new accounting standards that had or are expected to have a material impact on the Company’s financial statements.

3.	Property and Equipment

Property and equipment consisted of the following:

December 31, 2022
Computer equipment	$20

Total property and equipment	20
Less: Accumulated depreciation	(2)

Total property and equipment, net	$18

For the year ended December 31, 2022, depreciation expense amounted to $2. There was no depreciation expense for the year ended December 31, 2021.

4.	Capitalized Software

Capitalized software consisted of the following:

	December 31, 2022	December 31, 2021
Capitalized software	$569	$65
Less: Accumulated amortization	(82)	—

Total capitalized software, net	$487	$65

For the year ended December 31, 2022, amortization expense amounted to $82. There was no amortization expense for the year ended December 31, 2021.

5.	Preferred Stock

Shares of the authorized and unissued Preferred Stock of the Company are comprised as follows:

	Authorized	Issued and Outstanding
Series A-1 Preferred Stock	2,700	2,700
Series A-2 Preferred Stock	234	234
Series A Preferred Stock	2,962	2,949

On December 21, 2022, the Company executed a Convertible Preferred Stock Purchase Agreement (“SPA”), that authorized the sale of up to 2,962 Series A Preferred Stock. On December 22, 2022, the Company issued 2,949 shares of Series A Preferred Stock at a per share price of $7.7148 in exchange for gross proceeds of $19,900. On December 21, 2022, in accordance with the SPA, all outstanding SAFEs converted into 2,700 shares of Series A-1 Preferred Stock at a per share price of $1.9445 and 234 shares of Series A-2 Preferred Stock at a per share price of $2.9916 (together with the Series A Preferred Stock, “Preferred Stock”). The Company incurred issuance costs of $223, which were netted against the proceeds received from the issuance.

The holders of the Company’s convertible Preferred Stock have various rights, preferences, and privileges, including:

•

Voting rights: Each Preferred Stock member shall have the right to one (1) vote for each common stock into which the Preferred Stock are convertible on the record date of the vote, and with respect to any vote other than any vote with respect to which the holders of common stock have the right to vote as a separate class, such Preferred Stock member shall have full voting rights and powers equal to the voting rights and powers of the common members.

•	Dividends: Each share of Preferred Stock shall have the right to non-cumulative dividends at a rate of 6%, when and if declared by the Board of Directors.

•

Conversion rights: Each share of Preferred Stock shall be convertible into common stock, at the option of the holder, at any time after the date of issuance of such Preferred Stock at the then applicable conversion rate. The current conversion price is $7.7148 per share for Series A Preferred Stock, $1.9445 per share for Series A-1 Preferred Stock, and $2.9916 per share for Series A-2 Preferred Stock.

•

Automatic Conversion rights: Each share of Preferred Stock shall automatically be converted into common stock at the conversion rate at the time in effect for the Preferred Stock immediately upon the earlier of (i) a qualified public offering (as defined in the Company’s Certificate of Incorporation) or (ii) the date specified by written consent or agreement of a majority of the Preferred Stock members. Additionally, in the event of a change in control, if holders of the Series A Preferred Stock receive less than the defined liquidation amount per share, the consent or affirmative vote of majority of the holders of Series A Preferred Stock shall be required for the conversion of the Series A Preferred Stock to common stock.

•

Recapitalizations: If at any time or from time to time there shall be a recapitalization of the common stock, the holders of the Preferred Stock will be entitled to receive upon conversion of the Preferred Stock, the number of stock or other securities or property of the Company, to which a holder of common stock deliverable upon conversion would have been entitled on such recapitalization.

•

Liquidation Preference: Upon any liquidation event, as defined in the Company’s Certificate of Incorporation, funds and assets of the Company available for distribution shall be distributed first to the Preferred Stock members who are entitled to receive an amount equal to the greater of the original issue price of the outstanding Preferred Stock plus any dividends declared but unpaid or such amount per share of Preferred Stock as would have been payable had all Preferred Stock been converted into common stock immediately prior to such liquidation event.

•

Redemption: Each Preferred Stock is only redeemable upon a change of control, an event that is outside of the Company’s control. Redemption of the Preferred Stock is not probable and the Preferred Stock is not probable of becoming redeemable (because a change of control event is not probable to occur).

On December 22, 2022, the Chief Executive Officer and Chief Technology Officer sold 369 shares of common stock to an investor for $2,850. Concurrently, the common stock converted 1:1 into Series A preferred stock. Under ASC 718, the amount in excess of the fair value of the common stock repurchased from employees should be recognized as compensation expense. The fair value of the common stock was determined to be $2.63 per share and therefore $1,880 was recognized as a compensation expense classified in Selling, general and administrative expenses, and the remaining $972 was recorded directly in retained earnings.

The fair value of the common stock as of December 22, 2022, has been estimated using an option pricing model. A summary of significant unobservable inputs (Level 3 inputs) is as follows:

December 22, 2022
Dividend yield	0.0%
Expected price volatility	71.0%
Risk-free interest rate	4.1%
Expected term (in years)	2.28

6.	Employee Stock Incentive Plan

2020 Stock Option and Grant Plan

In 2020, the Company adopted the Weekend Health, Inc. 2020 Stock Option and Grant Plan (the “Plan”), which provides for the grant of stock options to the Company’s officers, employees, directors, consultants and other key persons.

A summary of activity related to stock option is summarized as below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Balance at December 31, 2021	—	$—
Options granted	787	0.02
Options forfeited and canceled	(16)	0.02
Options exercised	(10)	0.02

Balance at December 31, 2022	761	$0.02	9.56

Exercisable at December 31, 2022	64	$0.02	9.45

The weighted-average grant-date fair value of stock options granted during the year ended December 31, 2022 was $2.32 per share. The Company recognized $288 of stock-based compensation expense for the year ended December 31, 2022.

For the year ended December 31, 2022, there was $1,520 of unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of approximately 3.3 years.

Early exercise of unvested stock options

The Plan permits early exercises of unvested stock options. Shares purchased by grantee pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be outstanding shares until those shares vest according to their respective vesting schedules. Any cash consideration received from a grantee upon early exercises of unvested options is included in liabilities on the consolidated balance sheet. Amounts recorded are reclassified to common stock and additional paid-in capital as the shares vest. Vesting can occur in the year of exercise and thereafter. There were 542 unvested shares related to early exercises of stock options as of December 31, 2022.

Stock Option Valuation

The fair value of the stock options has been estimated using an option pricing model and Monte Carlo simulation analyses.

The following table presents key assumptions used in the valuation for the year ended December 31, 2022:

December 31, 2022
Risk-free rate	1.84% ~ 4.13%
Expected dividend yield	0%
Holding period (in years)	2.43 ~ 2.87
Estimated stock price volatility	60% ~ 80%

7.	Simple Agreements For Future Equity

In 2022, the Company received $450 in cash from the issuance of SAFE Notes with a valuation cap of $30,000. In 2021, the Company received $5,250 in cash from the issuance of SAFE Notes with a valuation cap of $19,500 and $250 in cash from the issuance of SAFE notes with a valuation cap of $30,000.

The SAFE Notes provide investors the right to receive shares of preferred stock if a defined equity financing transaction occurs. The number of shares of preferred shares an investor shall receive is equal to the greater of the purchase amount divided by the lowest price per share of the preferred shares sold during an equity financing transaction or the conversion price. The conversion price is determined by dividing the valuation cap by the Company’s capitalization immediately prior to the equity financing transaction.

If there is a liquidity event before the termination of the SAFE Notes, the investors will automatically be entitled to receive a cash payment in an amount that is the greater of the original purchase amount or the value of the Company’s common shares in the number of shares equal to the purchase amount divided by the liquidity price. The liquidity price is determined by dividing the valuation cap by the Company’s capitalization immediately prior to the liquidity event.

If there is a dissolution event before the termination of the SAFE Notes, the investors will automatically receive a cash payment in the amount equal to the purchase amount, due and payable to the investor immediately prior to the consummation of the dissolution event.

On December 21, 2022, the SAFE Notes were settled through the issuance of shares of Series A-1 and Series A-2 Preferred Stock in connection with an equity financing transaction. SAFE Notes with a $19,500 valuation cap were converted into 2,700 shares of Series A-1 Preferred Stock at the price of $7.7148 per share. SAFE Notes with a $30,000 valuation cap were converted into 234 shares of Series A-2 Preferred Stock at the price of $7.7148 per share.

The table below shows the change of the SAFE Notes:

Amounts
Balance at January 1, 2021	$—
Issued	5,500
Loss on change in fair value of SAFE Notes	1,606

Balance at December 31, 2021	$7,106
Issued	450
Loss on change in fair value of SAFE Notes at issuance	844
Loss on change in fair value of SAFE Notes at conversion	14,234
Conversion upon Equity Financing	(22,634)

Balance at December 31, 2022	$—

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the SAFE Notes during the years ended December 31, 2022 and 2021 is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Dividend yield	0%	0%
Expected price volatility	60% ~ 79%	67% ~ 68%
Risk free interest rate	1.84% ~ 4.31%	0.43% ~ 0.76%
Expected term (in years)	2.43 ~ 2.87	3.26

8.	Commitments and Contingencies

Litigation Matters

Due to the nature of the Company’s activities, it is, at times, subject to pending and threatened legal actions that arise out of the ordinary course of business. In the opinion of management, the disposition of any such matters is not expected, individually or in the aggregate, to have a material adverse effect on the Company’s results of operations, financial condition or cash flows. However, the results of legal actions cannot be predicted with certainty. Therefore, it is possible that the Company’s results of operations, financial condition or cash flows could be materially adversely affected in any particular period by the unfavorable resolution of one or more legal actions.

Noncancelable agreements

The Company has no material noncancelable agreements as of December 31, 2022 and December 31, 2021.

9.	Income Taxes

The provision for income taxes for the years ended December 31, 2022 and December 31, 2021 differs from the amount that would be expected based on the statutory tax rates. This is primarily due to changes in the deferred tax valuation allowance and the impact of certain expenses not being deductible for income tax reporting purposes.

Realization of deferred tax assets is dependent on the generation of sufficient future taxable income during the period in which deductible temporary differences and carry-forwards are expected to be available. As of December 31, 2022, the Company had approximately $1,443 of federal net operating loss carryforwards and approximately $148 of state net operating loss carryforwards available to offset future taxable income. The Company provided a full valuation allowance against the deferred tax asset, including its federal and state net operating loss carryforwards, as it is deemed more likely than not that such losses will not be realized.

The net operating loss carryforwards may be subject to further limitations pursuant to Section 382 of the Internal Revenue Code. Management will continue to monitor the realization of the deferred tax asset and will adjust the valuation allowance as necessary based on new information. As of December 31, 2022 and December 31, 2021, the provision for income taxes has been recorded at the expected statutory tax rates on the losses before income taxes, reflecting the full valuation allowance.

The effective tax rates for the years ended December 31, 2022 and December 31, 2021 were (0.1%) and 0.0%. The difference between the U.S. federal statutory tax rate and the Company’s consolidated effective tax rate is as follows:

	December 31, 2022	December 31, 2021
U.S. federal statutory tax rate	21.0%	21.0%
State income taxes (net of federal benefit)	0.0%	0.2%
Tax windfall on share-based payments	1.0%	—
Change in valuation allowance	(1.6%)	(4.7%)
Equity mark to market adjustment	(20.4%)	(16.5%)
Other	(0.2%)	—

Total effective tax rate	(0.1%)	0.0%

The deferred tax assets recorded on the Company’s consolidated balance sheets are as follows:

	December 31, 2022	December 31, 2021
Operating loss carryforwards	$310	$96
Salaries and wages	43	—
Stock-based compensation	18	—
Depreciation	2	—
Less: valuation allowance	(373)	(96)

Total deferred tax asset, net	$—	$—

10.	Subsequent Events

On March 4, 2023, Weekend Health, Inc. entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by WW International, Inc. (“WW International”, and such acquisition, the “Transaction”). As consideration for the Transaction, which closed on April 10, 2023 (“the Closing Date”), WW International agreed to pay an aggregate amount equal to $132,000, subject to the adjustments set forth in the Merger Agreement (the “Merger Consideration”). Subject to the terms and conditions of the Merger Agreement, the Merger Consideration has been paid, or is payable, as follows: (i) approximately $64,217 in cash (inclusive of approximately $25,800 of cash on the balance sheet of Weekend Health, Inc.) and approximately $34,702 in the form of approximately 7,996 newly issued shares of WW International common stock (valued at $4.34 per share), in each case, paid on the Closing Date or promptly thereafter, (ii) $16,000 in cash to be paid on April 10, 2024, and (iii) $16,000 in cash to be paid on April 10, 2025, in each case, subject to the adjustments and deductions set forth in the Merger Agreement.

The Company evaluated all transactions and events, other than those described above, that occurred subsequent to December 31, 2022 to June 22, 2023, the date the financial statements were available to be issued, and concluded that there were no other matters to disclose as required by current guidance for accounting and disclosure of subsequent events.